ADVAXIS

March 1, 2005

John Rothman, Ph.D.
77 Bissell Road,
Lebanon, NJ 98833

Dear John,

Re: Employment Agreement

Advaxis, Inc. (**"Advaxis"** or **"Company"**) would like to offer you the position of VP Clinical Development with an effective start date of March 7th, 2005. The following terms and conditions will apply:

1. **Capacity, extent of service**: You will be employed by Advaxis or its successors for the Term (as defined below) as a VP Clinical Development or other capacity as determined by the President of the Company. This position will report directly to the CEO of the Company or other person defined by management. You shall be responsible to work on and/or manage various clinical development projects, support certain business development and financing activities as defined by the Company's management from time to time. During your employment hereunder, you shall devote your full business time and your best efforts, business judgment, skill and knowledge to the performance of your duties and responsibilities hereunder. You shall not engage in any other business activity or employment during the term of this Agreement, other than matters approved by the President.

2. **Effective Date, Term** . The effective date of this Agreement (the "Effective Date") shall be the day first written above. This Agreement shall have an original term of 12 months commencing on the Effective Date and ending on February 28th, 2006 (**"Ending date"**). This Agreement may be extended by both parties in writing.

3. **Salary**: your base salary shall be $170,000 per annum. Following the closing of a $15 million equity financing your base salary shall increase to $180,000.

4. **Bonus**: You will participate in the Bonus Program with a potential total annual discretionary bonus of $45,000 ("Bonus"). The Bonus will depend on achieving personal and Company milestones. For a partial year the Bonus shall be pro rated for the amount of time you actually were employed by the Company. The milestones required to accomplish your bonus are specified in Exhibit A. At the Company's choice the bonus may be paid in cash or in common shares, the number of common shares issued in lieu of cash will be based on the average closing price in the 30 days preceding the day in which the bonus is approved by the board of directors.

5. **Benefits**: In addition to the above you will be entitled to participate in the Company's benefit plan including a health plan and life insurance, upon the initiation of such plans by the Company.

6. **Options**: You will participate in the Company's 2005 Stock Option Plan ("Plan") upon the approval of such plan by the board of directors and by the shareholders of the Company. You shall receive 360,000 (three hundred sixty thousand) non qualified options with a 4-year vesting period, all subject to the terms and conditions as set in the Plan.

7. **Non-Competition and Non-Solicitation:** You shall not for 18 months following the termination of this agreement for any reason: (a) directly or indirectly compete with the Company, or advise or become a partner or a 1% shareholder or employee in a competing entity (defined as any entity involved in research, development, selling, manufacturing or marketing of vaccines or drugs based on a core technology substantially similar to Company's), or (b) solicit any clients or customers of the Company for any business that is substantially similar to or competitive with the business or planned business of the Company. You acknowledge and agree that the geographic, length of term, and types of activity restrictions contained in this Section 7 are reasonable and necessary to protect the legitimate business interests of the Company.

8. **Assignment of Inventions.** You agree that you will promptly make full written disclosure to Company, will hold in trust for the sole right and benefit of Company, and hereby assigns, transfers and conveys to Company, or its designee, all of your worldwide right, title, and interest in and to any and all inventions, original works of authorship, findings, conclusions, data, discoveries, developments, concepts, improvements, trade secrets, techniques, processes and know-how, whether or not patentable or registrable under copyright or similar laws, which You may solely or jointly conceive or develop or reduce to practice, or cause to be conceived or developed or reduced to practice, in the performance of the Services or which result, to any extent, from use of Company's premises or property (collectively, the "Inventions"), including, without limitation, any and all intellectual property rights inherent in the Inventions and appurtenant thereto including, without limitation, all patent rights, copyrights, trademarks, know-how and trade secrets (collectively, "Intellectual Property Rights"). Upon the request and at the expense of Company, You shall execute and deliver any and all instruments and documents and take such other acts as may be necessary or desirable to document the assignment and transfer described herein or to enable Company to secure its rights in the Inventions and any patents, trademarks, copyrights or other intellectual property rights relating thereto in any and all jurisdictions, or to apply for, prosecute and enforce patents, trademark registrations, copyrights or other intellectual property rights in any and all jurisdictions with respect to any Inventions, or to obtain any extension, validation, re-issue, continuance or renewal of any such intellectual property right.

9. **Termination**: This agreement can be terminated by you or the Company at any time with a 30-day prior notice for any reason or for no reason.

Upon your acceptance, this letter will contain the agreement and understanding between you and the Company and supersedes any prior or contemporaneous agreements, understandings, communications, offers, representations, warranties, or commitments by or on behalf of the Company (oral or written).

If these terms are agreeable to you, sign and date the letter in the appropriate space at the bottom and return it us.

Sincerely,

Advaxis, Inc

J. Todd Derbin
Chief Executive Officer

I understand and accept the terms and conditions of this offer of employment.

John Rothman, PhD
Date: 3/4/05

OR 3/4/05

Exhibit A

Milestones for 2005 and related % of total bonus

Milestone*	%
The closing of a $15 million Equity financing by 12/31/2005	30%
Completion of patient enrollment by 12/31/2005	30%
Discretion of CEO	20%
Completion of strategic drug development plan for her/2 and hTERT	20%

* in case of an achievement of a partial milestone the bonus shall be at the Company's sole discretion.

3/4/05

3/4/05

ADVAXIS

March 4, 2005

Dear John,

Pursuant to section 1 of the Employment Agreement between Advaxis and John Rothman, it is permissible to devote occasional time to certain matters as detailed below. It is understood that these other matters must not in any way, in the sole discretion of Advaxis, impact upon the progress of Advaxis or detract from Dr. Rothman's attention to Advaxis business agenda. These matters include research and product development related activities such as supporting patents, reviewing proposed research, reviewing completed research, and so forth. Advaxis reserves the right to determine at any point in the future, for any reason or for no reason, and in its sole discretion that these activities or any of them are in conflict with the Advaxis activities and prohibit them or discontinue the approved status.

These commitments include the following projects initiated with Princeton Technology Partners LLC, including:
CogniScan®
Nitil®
Wallboard Project

They also include certain support provided to MooringsGroup LLC and/or its principal which in the past has included:
Opti-E-Scrip®
SurfaceLogix®
Calypso Diagnostics

Agreed and understood:

John Rothman

J. Todd Derbin
CEO
Advaxis